SCHEDULE 14A INFORMATION

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[ ]  Soliciting Material Pursuant to Section 240.14a-12

                 WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 13
                   -------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                                                                PRELIMINARY COPY




                 WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 13

            NOTICE FOR ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

To the Limited Partners of WNC Housing Tax Credit Fund VI, L.P., Series 13

We are soliciting consent from the Limited Partners of WNC Housing Tax Credit Fund VI, L.P., Series 13 (the "Partnership") to an amendment of the Partnership's limited partnership agreement. The amendment would authorize the general partner of the Partnership to permit a joint investment on terms not currently permitted. The proposed amendment is set forth in the accompanying Consent Solicitation Statement.

Because you are a holder of units in the Partnership, we are asking for your consent. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call WNC & Associates, Inc. Investor Services, at 1-714-662-5565, Extension 187.

DATED at Irvine, California this _____ day of ______, 2008.

WNC National Partners, LLC,
General Partner



IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT FORM AND SIGN, DATE AND RETURN IT PROMPTLY BY MAIL OR FAX. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

                         CONSENT SOLICITATION STATEMENT


            PROPOSED ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS OF
                 WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 13





                                __________, 2008


                                  INTRODUCTION

     The limited partners (the "Limited Partners") of WNC Housing Tax Credit Fund VI, L.P., Series 13 (the "Partnership") are being asked by the Partnership and its general partner, WNC National Partners, LLC (the "General Partner") to consider and approve by written consent an amendment to the Partnership's limited partnership agreement (the "Proposal").

     The Partnership is governed by its Agreement of Limited Partnership dated as of February 7, 2005 (the "Partnership LPA"). The Proposal would permit joint investment by another investor or investors in three of the Partnership's existing investments on terms not currently permitted under the Partnership LPA. Such joint investments currently require, among other conditions, that affiliated joint investors which are investment funds be publicly held programs and that such programs provide sponsor compensation substantially identical to the Partnership's compensation of the General Partner and its affiliates. As discussed in detail below, the General Partner believes that it is in the best interests of the Partnership to amend these conditions to joint investment with respect to specific Partnership investments, and such amendment is the subject of the Proposal for which your consent is hereby solicited. The Partnership and the General Partner recommend approval of the Proposal.

     The Partnership was formed in 2005 to raise capital through the sale of its units of limited partnership interest (the "Units") and invest the net proceeds in entities (the "Local Limited Partnerships") owning apartment housing generating Federal low income housing tax credits ("LIHTCs"). The Partnership invested in a total of 10 Local Limited Partnerships. The Partnership's interests in the Local Limited Partnerships are referred to as "Local Limited Partnership Interests" herein.

     Three of the Local Limited Partnerships are expected to generate LIHTCs in excess of the amounts originally bargained for by the Partnership ("Additional Credits"). The Partnership has fully invested the net proceeds from the sale of its Units, and does not have cash available to invest in the Additional Credits. This Consent Solicitation Statement addresses the investment in such Additional Credits by one or more investment funds organized or to be organized by WNC & Associates, Inc.

                           THE PARTNERSHIP'S PORTFOLIO

Introduction

     The Partnership used the net capital from its sale of Units to invest in 10 Local Limited Partnerships. At the time of the Partnership's investment in a Local Limited Partnership, the Partnership entered into a limited partnership agreement or limited liability company operating agreement for the Local Limited Partnership (each, a "Local Limited Partnership Agreement"). Each Local Limited Partnership Agreement identified the anticipated LIHTCs to be generated by the


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relevant  Local  Limited  Partnership,  and the price per dollar of LIHTCs to be paid by the Partnership as its capital contribution to the Local Limited Partnership.

     Each Local Limited Partnership Agreement includes certain "adjuster" provisions that operate to adjust the capital contributions required of the Partnership to the Local Limited Partnership in the event that the LIHTCs from the Local Limited Partnership on completion of the apartment housing are different from the amount anticipated at the date the Local Limited Partnership Agreement was executed. Generally, the Partnership would be protected from having to increase its capital to a Local Limited Partnership if it does not have the funds to do so. In some cases, however, the Partnership is required to attempt to find an affiliated entity to invest in the Additional Credits. The amounts set forth in the following paragraphs are the General Partner's current best estimates. Actual amounts could differ from those presented.

Grove Village

     The Partnership invested in Grove Village Limited Partnership, an Oregon limited partnership, pursuant to a Local Limited Partnership Agreement dated as of August 30, 2006. The amount of LIHTCs anticipated to be allocated to the Partnership as the limited partner of Grove Village at that date was 99.99% of $3,952,640, or $3,952,245. The apartment housing of Grove Village has been completed, and the revised projected LIHTCs are in the amount of approximately $4,321,119. At a price per dollar of LIHTCs of $0.77, the general partner of Grove Village would be entitled to additional capital contributions for 99.99% of the increased LIHTCs in the amount of approximately $283,700.

     The Local Limited Partnership Agreement of Grove Village provides that, in the event the Partnership does not have funds available to pay any increase in its capital contribution resulting from adjuster provisions, the Partnership and the special limited partner of Grove Village (WNC Housing, L.P.) will endeavor to cause an affiliate to purchase an interest in the Local Limited Partnership. The Partnership and the special limited partner will not have liability for the inability to do so. If no affiliate purchases such an interest, the general partner of Grove Village (which is an entity that is not affiliated with the Partnership or the General Partner) is authorized to admit one or more additional partners to Grove Village to invest in the additional LIHTCs.

Pleasant Village

     The Partnership invested in Pleasant Village Limited Partnership, an Oregon limited partnership, pursuant to a Local Limited Partnership Agreement dated as of August 30, 2006. The amount of LIHTCs anticipated to be allocated to the Partnership as the limited partner of Pleasant Village at that date was 99.99% of $3,701,520, or $3,701,150. The apartment housing of Pleasant Village has been completed, and the revised projected LIHTCs are in the amount of approximately $3,923,867. At a price per dollar of LIHTCs of $0.77, the general partner of Pleasant Village would be entitled to additional capital contributions for 99.99% of the increased LIHTCs in the amount of approximately $171,190.

     The Local Limited Partnership Agreement of Pleasant Village provides that, in the event the Partnership does not have funds available to pay any increase in its capital contribution resulting from adjuster provisions, the Partnership and the special limited partner of Pleasant Village (WNC Housing, L.P.) will endeavor to cause an affiliate to purchase an interest in the Local Limited Partnership. The Partnership and the special limited partner will not have liability for the inability to do so. If no affiliate purchases such an interest, the general partner of Pleasant Village (which is an entity that is not affiliated with the Partnership or the General Partner) is authorized to admit one or more additional partners to Pleasant Village to invest in the additional LIHTCs.




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

Davenport Housing VII

     The Partnership invested in Davenport Housing VII, L.P., an Iowa limited partnership, pursuant to a Local Limited Partnership Agreement dated as of June 6, 2007. The amount of LIHTCs anticipated to be allocated to the Partnership as the limited partner of Davenport Housing VII at that date was 99.99% of $2,748,090, or $2,747,815. The apartment housing of Davenport Housing VII has been completed, and the revised projected LIHTCs are in the amount of approximately $3,975,890. At a price per dollar of LIHTCs of $0.82, the general partner of Davenport Housing VII would be entitled to additional capital contributions for 99.99% of the increased LIHTCs in the amount of $1,006,695.

     The Local Limited Partnership Agreement of Davenport Housing VII provides that an increase of the capital contribution of the Partnership resulting from adjuster provisions is subject to the Partnership's having funds sufficient to make payment thereof. The Local Limited Partnership Agreement does not impose an obligation on the Partnership to locate an affiliate to buy the Additional Credits. The Local Limited Partnership Agreement is silent on the issue of whether the general partner (which is an entity that is not affiliated with the Partnership or the General Partner) is authorized to admit one or more additional partners to Davenport Housing VII to invest in the Additional Credits. However, the Additional Credits from Davenport Housing VII (as from Grove Village and Pleasant Village) result from construction expenditures greater than those anticipated at the time the Local Limited Partnership Agreement was executed. If Davenport Housing VII does not receive additional capital, it would be unable to pay for the increased expenditures. The local general partner and its president have executed a construction completion guaranty agreement. If Davenport Housing VII had insufficient capital to pay the increased construction costs, the local general partner and its president could be called upon by the Partnership to satisfy their guarantee; however, the General Partner believes that this would be an inequitable interpretation of the Davenport Local Limited Partnership Agreement, and that enforcement thereof would have to be pursued in court at potentially great expense with no assurance of recovery. In the interim, the apartment housing would be subject to the liens of the contractor and subcontractors. And if the apartment complex cannot be operated in compliance with the rules governing LIHTC properties, no LIHTCs will be generated. On balance, the General Partner believes in its best business judgment that the preferred course of action is to cause admission of an additional limited partner to Davenport Housing VII to pay for the increased construction costs, whether that be an affiliate of the General Partner or a third party. The General Partner believes this to be consistent with the intent of the Davenport Local Limited Partnership Agreement, if not the specific terms thereof.

                     PROPOSAL - AMENDMENT TO PARTNERSHIP LPA

     Generally, the Partnership LPA permits the Partnership to invest in local limited partnerships jointly with other investors if certain conditions are satisfied. In the case of an investment fund affiliate of the General Partner, a joint investment is permitted only if, among other things, the provisions of
Section 5.2.2(viii) of the Partnership Agreement are satisfied. Section 5.2.2(viii) provides as follows:

          "...the Partnership shall invest in Local Limited Partnership Interests jointly with other limited partnerships (including limited partnerships which are controlled by or otherwise affiliated with the General Partner) (the Partnership and any other limited partnership being referred to hereinafter as a "Program") only if each of the following conditions is satisfied:

          (a)  the Programs have substantially identical investment objectives;

          (b)  there are no duplicate property management or other fees;

          (c) the compensation to the sponsor of each Program is substantially identical in each Program;

          (d) each Program will have a right of first refusal if the other Programs wish to sell their Local Limited Partnership Interests;


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

          (e) the investment of each Program is on substantially the same terms and conditions;

          (f) if any other Program is controlled by or otherwise affiliated with the General Partner, such other Program must be publicly registered under the Securities Act of 1933; and

          (g) if any other Program is not controlled by or otherwise affiliated with the General Partner, the Partnership alone or together with any publicly registered Program controlled by or otherwise affiliated with the General Partner must acquire a Controlling Interest in the joint venture. For this purpose the phrase "Controlling Interest" means possessing the power to direct or cause the direction of the activities and policies of the joint venture, whether through ownership of securities, by contract, by the exercise of a power of veto over its activities and policies other than in the ordinary course of business, or otherwise;"

     The General Partner believes it is in the best interests of the Partnership if the investment in the Additional Credits is made by an affiliate of the General Partner, and in the case of Grove Village and Pleasant Village, the Partnership is required to use its best efforts to cause an affiliate to make the investment. An investment by an affiliate of the Partnership, as opposed to an unaffiliated third party joint investor, is desirable because the General Partner's management of the Partnership's investment can be more effectively managed if it and its affiliates control all of the Local Limited Partnership Interests. Ownership of all such Local Limited Partnership Interests makes it more likely that any actions that may be taken in the future with respect to such investments can be coordinated without requiring cooperation with an unaffiliated party that may have different objectives or interests than those of the Partnership.

     There may be affiliates of the General Partner that will be in a position to make the proposed joint investment in the Additional Credits if the Proposal is approved. Those affiliates would be investment funds managed by the General Partner and its affiliates. However, there is no such investment fund affiliate of the General Partner that can satisfy clause (f) above, as those that may be in a position to invest were privately offered and are privately held funds and not publicly registered and publicly held as required by that clause. Furthermore, it is unlikely that the provisions of clause (c) above will be satisfied because the compensation payable to sponsors in 2006 and 2008 is generally different due to the passage of time and changes in market conditions and other circumstances, and the compensation payable to a sponsor from a publicly registered issuer typically differs from that payable by a privately offered issuer. It is anticipated that the compensation payable to the General Partner and its affiliates from another affiliate or affiliates investing in the Additional Credits would be less than the compensation that would be paid by the Partnership if it were to invest in the Additional Credits. The foregoing deviations from the Partnership Agreement are not anticipated to have negative consequences to the Partnership, because the Partnership is already a limited partner in the three Local Limited Partnerships and because the Local Limited Partnership Agreement of each is already negotiated, executed and in operation. The Partnership will continue to be the majority limited partner in each of Grove Village, Pleasant Village and Davenport Housing VII after the sale of the Additional Credits.

     Nonetheless, the General Partner has not determined that any investment fund affiliate or affiliates are or will be in a position to invest in the Additional Credits. If not, the General Partner believes that the local general partner of each of Grove Village, Pleasant Village and Davenport Housing VII should be empowered to sell the Additional Credits to a party to be identified by such local general partner.

     Accordingly, the General Partner is seeking the approval of the Limited Partners to an amendment to the Partnership LPA. The General Partner proposes to amend the Partnership Agreement by adding Section 5.2.5 thereto to read as follows:



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

          "From and after ______________, 2008, the provisions of Section 5.2.2(viii)(c) and (f) shall be deleted with respect to the Partnership's investment in the Local Limited Partnerships known as Grove Village, Pleasant Village and Davenport Housing VII. If no affiliate of the General Partner purchases the additional credits available from any such Local Limited Partnership, the Local General Partner thereof may admit another limited partner to such Local Limited Partnership and allocate the additional credits thereto in return for commercially reasonable capital contributions. For purposes hereof, "additional credits" are those determined under Section 7.4(a) of the Local Limited Partnership Agreements of Grove Village, Pleasant Village and Davenport Housing VII."

     The General Partner does not anticipate that any other Local Limited Partnerships will have additional LIHTCs available for investment.

                         FAILURE TO APPROVE THE PROPOSAL

     If the Limited Partners choose not to approve the Proposal, then in the case of Grove Village and Pleasant Village, the local general partner of each (which is the same entity and which is not an affiliate of the General Partner) is entitled to sell the Additional Credits to another party and to cause such person to be admitted to such Local Limited Partnership as a limited partner thereof. As discussed above, the General Partner believes it is more desirable to sell the Additional Credits to an affiliate, rather than to an unaffiliated party. In the case of Davenport Housing VII, it is not clear that the local general partner would have the ability to sell the Additional Credits to a third party if the Limited Partners do not approve the Proposal, although the local general partner has expressed its intent to do so. The General Partner believes the more desirable course is to cause the local general partner of Davenport Housing VII to sell the Additional Credits to a new limited partner, thereby providing the funds necessary to pay for construction costs incurred and avoiding a potentially protracted dispute with the local general partner over the interpretation of the Local Limited Partnership Agreement, the costs and result of which cannot be predicted with any degree of certainty.

                       CONFLICTS AND OTHER SPECIAL FACTORS

     A number of special factors apply to the Proposal. Some are described elsewhere in this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully.

     The General Partner has developed the Proposal as a means of satisfying the Partnership's obligations under the Grove Village and Pleasant Village Local Limited Partnership Agreements, and as a means of avoiding a dispute over the interpretation of the Davenport Housing VII Local Limited Partnership Agreement. The purchase price for the Additional Credits will be the same on per LIHTC dollar basis as that paid by the Partnership. The General Partner will receive compensation in connection therewith, although on a dollar invested basis, such compensation will be less than the General Partner would have received had the Partnership had the funds to take advantage of an investment in the Additional Credits. The General Partner may have other business dealings with the general partners of Grove Village, Pleasant Village and Davenport Housing VII that could raise potential for conflicts of interest as the General Partner could be influenced by the demands of such other transactions. However, the General Partners are bound by their fiduciary duty to the Partnership to consider only the best interests of the Partnership in negotiating and enforcing its agreements with the local general partners.

                          VOTING RIGHTS AND PROCEDURES

     The only outstanding voting security of the Partnership is the Units.

     All Limited Partners as of __________, 2008 (the "Record Date") are entitled to notice of and to vote on the Proposal. As of __________, 2008 there were ______ Units outstanding and ______ Limited Partners or assignees entitled



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


to vote such Units. The Proposal will require the favorable vote of a majority-in-interest of the Limited Partners.

     As of the Record Date no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units. Neither the General Partner, nor any of its affiliates, owns any of the Units.

     No meeting will be held with regard to the Proposal or the solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership the form of Written Consent included herewith. Only Written Consents received prior to the close of business on the date (the "Action Date") which is the earlier of: (1) the date on which the Partnership receives approval and/or disapproval of the Proposal from a majority-in-interest of the Limited Partners, or (2) ________, 2008 (unless such latter date is extended by the General Partner), will be counted. However, Limited Partners are urged to return their Written Consents at the earliest practicable date.

     The Partnership's offices are located at 17782 Sky Park Circle, Irvine, California 92614, and its telephone number is (714) 662-5565.

     If a Limited Partner has delivered an executed Written Consent to the Partnership, the Limited Partner may revoke such Written Consent no later than the close of business on the date immediately preceding the Action Date. As of the Action Date, the Proposal will either be approved or disapproved. The only method for revoking a Written Consent is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Written Consent stating that the Written Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation so described, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt by the Partnership prior to the Action Date at the Partnership's offices.

     Under California law, there are no rights of dissenters with regard to the Proposal.

     This solicitation is being made by the Partnership and the General Partner. The cost of this solicitation of Written Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the General Partner, either in person or by telephone or email.

     This Consent Solicitation Statement has been filed with the Securities and Exchange Commission. However, the Proposal has not been approved or disapproved by the SEC nor has the SEC passed upon the fairness or merits of the Proposal nor upon the accuracy or adequacy of the information included herein. Any representation to the contrary is unlawful.











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


[[SORT NAME]]

                  ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS


   Please mark one box below and return to the address below by ________, 2008


               This Written Consent is solicited on behalf of the
                      Partnership and the General Partner.

The undersigned, as record holder of ________ units of limited partnership interest in WNC Housing Tax Credit Fund VI, L.P., Series 13 (the "Partnership"), hereby acknowledges receipt of the Consent Solicitation Statement dated _________, 2008 and hereby votes all the units of limited partnership interest in the Partnership held by him, her or it as follows:

     Proposal. For the purposes and with the effects described in the Consent Solicitation Statement dated _____ __, 2008, the General Partner proposes to amend the Partnership Agreement by adding Section 5.2.5 thereto to read as follows:

          "From and after ______________, 2008, the provisions of Section 5.2.2(viii)(c) and (f) shall be deleted with respect to the Partnership's investment in the Local Limited Partnerships known as Grove Village, Pleasant Village and Davenport Housing VII. If no affiliate of the General Partner purchases the additional credits available from any such Local Limited Partnership, the Local General Partner thereof may admit another limited partner to such Local Limited Partnership and allocate the additional credits thereto in return for commercially reasonable capital contributions. For purposes hereof, "additional credits" are those determined under Section 7.4(a) of the Local Limited Partnership Agreements of Grove Village, Pleasant Village and Davenport Housing VII."

                                MARK ONLY ONE BOX
                                -----------------


FOR [  ]                          AGAINST [  ]                      ABSTAIN [  ]


          This Written Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full legal title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ___________________          ___________________________
                                            Signature

                                    ___________________________
                                    Signature (if held jointly)

         Return in the enclosed self-address stamped envelope or fax to:

                           Attention: Christina Nguyen
                             WNC & Associates, Inc.
                              17782 Sky Park Circle
                                Irvine, CA 92614
                            Ph: 714-662-5565 ext. 187
                                Fax: 714-708-8498